UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐ Definitive Information Statement

Champions Oncology, Inc.

(Name of Registrant as Specified in Its Charter)

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Champions Oncology, Inc.

One University Plaza, Suite 307

Hackensack, New Jersey 07601

Notice of Action By Written Consent of stockholders

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the voting power of the shareholders of Champions Oncology, Inc., a Delaware corporation (“Company,” “we, ” “us, ” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

•	The approval of an amendment to our certificate of incorporation to increase the number of the Company’s authorized shares of common stock from 125,000,000 shares of common stock to 200,000,000 shares of common stock.

•	The approval of an amendment to our certificate of incorporation to effect a reverse stock split of the Company’s common stock at a ratio not less than one-for-three and not greater than one-for-fifteen, with the exact ratio to be set within the range in the discretion of our board of directors (“Board”) without further approval or authorization of the Company’s stockholders. An amendment to our certificate of incorporation to effect a reverse stock split of the Company’s common stock at a ratio ranging from one-for-three to one-for-ten was previously approved by the Company’s stockholders at the Company’s annual meeting of stockholders held on October 15, 2013.

This action will become effective on the 20th day after the definitive Information Statement is mailed to our stockholders.

The enclosed Information Statement contains information pertaining to the matters acted upon.

we are not asking you for a proxy, and you are requested not to send us a proxy

By Order of the Board of Directors,

/s/ Joel Ackerman
Joel Ackerman
Chief Executive Officer and Director

Hackensack, NJ

March 13, 2015

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Champions Oncology, Inc.

One University Plaza, Suite 307

Hackensack, New Jersey 07601

information statement

Action By Written Consent of stockholders

general information

we are not asking you for a proxy, and you are requested not to send us a proxy

This Information Statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this Information Statement. We are mailing this Information Statement to our Stockholders on or about ___________, 2015.

What action was taken by written consent?

On March 10, 2015, we obtained stockholder consent for the approval of an amendment to our certificate of incorporation to (a) increase the company’s authorized capital stock from 125,000,000 shares of common stock, par value $0.001 per share (the “Shares”) to 200,000,000 Shares, and (b) effect a reverse split of our common stock at a ratio ranging from one-for-three to one-for-fifteen at the discretion of the Board. At our annual meeting of stockholders held on October 15, 2013, our stockholders had previously approved an amendment to our certificate of incorporation to allow our Board to effect a reverse split of our common stock at a ratio ranging from one-for-three to one-for-ten. Given market fluctuations of our stock price since the prior approval from our stockholders with respect to a reverse split, we needed to provide the Board, without the expense and potential delay in seeking approval from the Company’s stockholders, with greater flexibility with respect to setting a ratio for a reverse split in order to react to then-current-market conditions if and when the Board deems it advisable to effect such a reverse split.

How many shares of Common Stock were outstanding on March 10, 2015?

On March 10, 2015, the date we received the consent of the holders of more than a majority of the voting power of our shareholders, there were 66,889,600 Shares outstanding.

What vote was obtained to approve the amendment to the certificate of incorporation described in this Information Statement?

We obtained the approval of the holders of approximately 58% of the voting power of our Shares that were entitled to give such consent (the “Consenting Shareholders”). The Consenting Shareholders consist of David Sidransky, our Chairman, Abba Poliakoff, a Director, Joel Ackerman, our Chief Executive Officer, Ronnie Morris, our President, Sidransky Family Trust, Battery Investment Partners IX, LLC, Battery Ventures IX, L.P., and PAR Investment Partners, L.P.

Who is paying the cost of this Information Statement?

We will pay for preparing, printing and mailing this Information Statement. Our costs are estimated at approximately $10,000.

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amendment to the certificate of incorporation to increase authorized shares and effect reverse stock split

Amendment to Increase the Shares

Our Board and the Consenting Shareholders have approved an amendment to our certificate of incorporation to increase the Company’s authorized Shares from 125,000,000 to 200,000,000 Shares. The purpose and effect of increasing the Company’s authorized shares is to augment liquidity, enhance corporate flexibility, and advance the Company’s ability to finance and develop the operations of our business.  Increasing the Company’s authorized Shares will provide the Company with greater flexibility and allow the issuance of additional Shares in most cases without the expense or delay of seeking further approval from the Company’s stockholders.

Reasons to Increase Shares

The additional Shares would be a part of our existing class of common stock, par value $0.001, and, if and when issued, would have the same rights and privileges as the presently issued and outstanding Shares. The authorized Shares in excess of those presently outstanding will be available for issuance at such times and for such purposes as the Board may deem advisable without further action by the Company’s stockholders, except as may be required by applicable laws or regulations. The Board believes that it is in the best interests of the Company and its stockholders to have additional Shares authorized which would be available for issuance to raise capital, for stock dividends, stock splits, retirement of indebtedness, employee benefit programs, corporate business combinations, acquisitions, debt leverage management, working capital or other corporate purposes and generally to maintain our financing and capital raising flexibility in today’s competitive and fast-changing environment. The Board believes the current number of authorized and unissued Shares available for issuance is too limited to allow prompt or flexible action by the Board if and when needed.

Potential Effects of Increasing Authorized Shares

The increase in our authorized Shares may have the effect of preventing or delaying the acquisition by third parties of a controlling interest in the Company. Our ability to issue a vastly increased number of voting securities may lead to an increase in the number of votes required in order to approve a future change in control and may make it substantially more difficult for third parties to gain control of us through a tender offer, proxy contest, merger or other transaction. The ability to prevent a change in control may deprive our stockholders of any benefits that may result from such a change in control, including the potential realization of a premium over the market price for our common stock that such a transaction may cause. Furthermore, the issuance of a large block of additional shares to parties who may be deemed “friendly” to our Board may make it more difficult to remove incumbent directors from office, even if such removal would benefit our common stockholders. Despite these potential anti-takeover effects, however, the Board believed that the financial flexibility afforded by any increase in our authorized common stock outweighed any potential disadvantages.

Our issuance of any additional shares of our common stock in the future may dilute both the equity interests and the earnings per share of our existing common stockholders. Such dilution may be substantial, depending on the number of shares issued. Any newly authorized shares of common stock will have voting and other rights identical to those of the currently authorized shares of common stock.

Effectiveness of Amendment

The Certificate of Amendment of the Certificate of Incorporation amending the number of authorized Shares will be in substantially the form attached to this Information Statement as Appendix A and will become effective upon the acceptance for record of the Certificate of Amendment of our Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, which will occur no earlier than 20 calendar days after this Information Statement has first been sent to Shareholders.

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Amendment to Effect a Reverse Split

At our 2013 annual meeting of stockholders held on October 13, 2013, at the recommendation of our Board, our stockholders approved an amendment to our certificate of incorporation to allow our Board to (a) effect a reverse split of our common stock at a ratio ranging from one-for-three to one-for-ten, and (b) grant authority to the Board of Directors (i) to decide whether to effect the reverse split, and (ii) if the Board decides to effect the reverse split, then to determine, in the discretion of the Board, which specific ratio shall be included in the amendment to our certificate of incorporation to effect the reverse split.

Our Board and Consenting Shareholders have approved the amendment to our certificate of incorporation to, at the discretion of the Board, effect a reverse split of our common stock at a new ratio ranging from one-for-three to one-for-fifteen. If and when our Board decides it is in the best interest of the Company and its stockholders to effect a reverse split, a number of Shares between three (3) and fifteen (15) will convert into one Share on the date of the reverse split. The reverse split will not alter the number of shares of common stock authorized for issuance, but will simply reduce the number of shares of common stock issued and outstanding. The reverse split will be effected only upon a determination by the Board that the reverse split is in the best interest of the Company and its stockholders, and thereupon the Board will select, at its discretion, the ratio of the reverse split, which will between one-for-three and one-for-fifteen. Allowing the Board to effectuate a reverse split, which was previously approved by our stockholders, albeit at a different range, will provide the Board with greater flexibility with respect to setting an appropriate ratio for a reverse split in order to react to then-current-market conditions.

Reasons to Effect a Reverse Split

Potential for listing on NASDAQ or the New York Stock Exchange

The Board believes that the reverse split is desirable because it will assist the Company in meeting the requirements for initial listing on NASDAQ or the New York Stock Exchange (NYSE) by helping to raise the bid or closing price for our common stock. Currently, our common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB), which is not a national securities exchange. One of the key requirements for initial listing on NASDAQ or NYSE is that our common stock must have met certain minimum bid or closing prices, generally ranging between $3 per share and $5 per share, depending on the exchange. Our common stock currently does not meet these minimum bid or closing price requirements.

If our common stock is listed on NASDAQ or NYSE, the liquidity of our common stock and coverage of our company by security analysts and media could be increased, which could result in higher prices for our common stock than might otherwise prevail, lowered spreads between the bid and asked prices for our common stock and lowered transaction costs inherent in trading such shares. Additionally, certain investors will only purchase securities that are listed on a national securities exchange, and such listing could thus increase our ability to raise funds through the issuance of our common stock or other securities convertible into our common stock. Moreover, listing our shares on a national securities exchange is a requirement for using Form S-3, a short form registration statement, for registering the issuance of our shares or the resale of existing shares. The ability to use Form S-3 may speed up the time it takes for us to raise funds through the issuance of our shares and increase our ability to do so.

In addition, because our common stock is traded on the OTCBB and has a trading price below $5.00 per share, trading in our common stock is currently subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any equity security that is traded other than on a national securities exchange and has a market bid price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by such requirements can discourage broker-dealers from making a market, seeking or generating interest in our common stock and otherwise effecting transactions in our common stock, which can severely limit the market liquidity of our common stock and the ability of investors to trade our common stock. The burdens could be removed if our common stock was traded on a national securities exchange and has a market bid price of more than $5.00 per share.

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The primary purpose of the reverse split is to increase the market bid and closing price of our common stock. The Board intends to effect the reverse split only if it believes that a decrease in the number of shares outstanding is likely to improve the market bid and closing price of our common stock and improve the likelihood that the Company will be allowed to list our common stock on NASDAQ or NYSE. If the reverse split is authorized by the stockholders, the Board will have the discretion to implement the reverse split, or to decide not to effect the reverse split at all. If it decided to effect the split, the Board would select a split ratio intended to cause the per share trading price of the common stock to reach and maintain a level above the amounts necessary to successfully apply for listing on NASDAQ or NYSE. In determining the appropriate split ratio, the Board may consider, among other factors:

•	the market bid price of our common stock immediately prior to its determination of the split ratio;

•	the historical fluctuations or patterns in the trading price and volume of our common stock;

•	projections for the Company’s financial condition and results of operations in both the short-term and the long-term;

•	the bid or closing price requirements of the national securities exchange on which the Company plans to apply for listing its common stock; and

•	other facts and circumstances the Board may deem relevant to increase the bid or closing price of our common stock.

If the trading price of the common stock increases, the reverse split may not be necessary, or the Board may determine that such increase in the stock price would necessitate a lower ratio than if the trading price had decreased or remained constant. No further action on the part of the stockholders would be required to either effect or abandon the reverse stock split.

We believe that the reverse split would initially help increase the market bid price of our common stock to at least the amount required for initial listing by NASDAQ or NYSE. However, the effect of a reverse split on the market bid price of our common stock cannot be predicted with any certainty, and the history of similar reverse splits for companies in similar circumstances is varied. There can be no assurance that:

•	the bid or closing price of our common stock would rise in proportion to the reduction in the number of shares of our common stock outstanding following the reverse split;

•	even if the reverse split will succeeded in initially raising the bid or closing price of our common stock, it would be successful in maintaining the market bid price of our common stock above the levels needed for successfully applying for listing on NASDAQ or NYSE per share for any extended period of time;

•	even if the Company satisfied NASDAQ or NYSE’s initial minimal bid or closing price standard, the Company would be able to initially meet or continue to meet NASDAQ or NYSE’s other quantitative continued listing criteria; or

•	our common stock would not be delisted by NASDAQ or NYSE for other reasons.

Additionally, even though the reverse split, by itself, would not impact the Company’s assets or prospects, the reverse split could be followed by a decrease in the aggregate market value of our common stock. The market bid price of our common stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance.

Potential Increased Investor Interest

The Board also believes that a higher share price for our common stock may help generate investor interest in the Company. The current low price of our common stock may mean that it does not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Furthermore, various regulations and policies restrict the ability of stockholders to borrow against or “margin” low-priced stock and declines in the stock price below certain levels may trigger unexpected margin calls. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Finally, we believe that most investment funds are reluctant to invest in lower priced stocks. It should be noted that the liquidity of our common stock may be adversely affected by the reverse split, since fewer shares will be outstanding after the reverse split. However, the Board is hopeful that the anticipated higher market bid price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

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Potential Effects of Proposed Reverse Split

General

When the Company files a certificate of amendment to its certificate of incorporation effecting the reverse split (the “Effective Date"), each holder of our common stock will own a reduced number of shares of our common stock. However, the reverse split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, each holder of our common stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder’s certificates will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of common stock then held by the holder, and (ii) the average closing sale price of shares of our common stock for the 10 trading days immediately prior to the Effective Date or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported by OTCBB.

Effect on Authorized and Outstanding Shares

Following the increase in the number of authorized Shares as discussed above, the Company will be authorized issue a maximum of 200,000,000 shares of our common stock. As of March 10, 2015, there were 70,125,863 shares of common stock issued and 66,889,600 shares outstanding. Although the number of authorized shares of common stock will not change as a result of the reverse split, the number of shares of our common stock outstanding will be reduced to a number that will be approximately equal to (i) the number of shares of common stock outstanding immediately prior to the Effective Date divided by (i) a number ranging from three to fifteen, depending on the split ratio selected by the Board.

The amendment will not change the terms of our common stock. The shares of new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the common stock now outstanding. Because no fractional shares of new common stock will be issued, any stockholder who owns fewer than three to fifteen shares of common stock prior to the reverse split, depending on the split ratio selected by the Board, will cease to be a stockholder of the Company on the Effective Date. We anticipate that the reverse stock split may result in reduction of up to 15% in the number of holders of common stock. Each stockholder’s percentage ownership of the new common stock will not be altered except for the effect of eliminating fractional shares. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934, as amended. We plan to continue to comply with the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Following the Effective Date, it is not anticipated that the Company’s financial condition, the percentage ownership of management or any aspect of the Company’s business would materially change as a result of the reverse split.

Potential Odd Lots

If approved, the reverse split will result in some stockholders holding less than 100 shares of common stock and as a consequence may incur greater costs associated with selling such shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis than the cost of transactions in even multiples of 100 shares.

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Accounting Matters

The reverse split will not affect the par value of our common stock. As a result, on the Effective Date, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the fraction by which the number of shares of common stock are reduced, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.

Potential Anti-Takeover Effect

While the Board believes it advisable to authorize and approve the reverse stock split for the reasons set forth above, the Board is aware that the increase in the number of authorized but unissued shares of common stock may have a potential anti-takeover effect. Our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders seeking to control the Company. The reverse stock split is not being recommended by the Board as part of an anti-takeover strategy.

Options and Warrants

On the Effective Date, all outstanding options and warrants will be adjusted to reflect the reverse split. The number of shares of common stock that the holders of outstanding options and warrants may purchase upon exercise of their options and warrants will decrease, and the exercise prices of such options and warrants will increase, in proportion to the fraction by which the number of shares of common stock underlying such options and warrants are reduced as a result of the reverse split, resulting in the same aggregate price being required to be paid as would have been paid immediately preceding the reverse split. The number of shares reserved for issuance pursuant to our 2010 Equity Incentive Plan will be reduced in proportion to the fraction by which the number of shares of common stock underlying such options are reduced as a result of the reverse split.

Increase of Shares of Common Stock Available for Future Issuance

Because our authorized common stock will not be reduced, the overall effect will be an increase in our authorized but not outstanding or reserved shares of common stock as a result of the reverse stock split. These shares may be issued by our Board in its discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of common stock.

As soon as practicable after the Effective Date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the final ratio for the reverse split. Beginning on the Effective Date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Fractional Shares

We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. In lieu of issuing fractional shares, each holder of common stock who would otherwise have been entitled to a fraction of a share upon surrender of such holder’s certificates will be entitled to receive a cash payment, without interest, determined by multiplying (i) the fractional share interest to which the holder would otherwise be entitled, after taking into account all shares of common stock then held by the holder, and (ii) the average closing sale price of shares of common stock for the 10 trading days immediately prior to the Effective Date or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported by the OTCBB. As a result, any stockholder who owns fewer than three to fifteen shares of common stock prior to the reverse split, depending on the split ratio selected by the Board, will cease to be a stockholder of the Company on the Effective Date.

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Federal Income Tax Consequences of the Reverse Split.

The following discussion is a summary of certain federal income tax consequences of the reverse split to the holders of common stock. This discussion is based on the Internal Revenue Code of 1986, as amended, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion is for general information purposes only and the tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. In addition, this discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment, including without limitation, holders of warrants, holders who are dealers in securities, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired the common stock pursuant to the exercise of compensatory stock options or otherwise as compensation. The following discussion also does not address the tax consequences of the reverse split under foreign, state or local tax laws. Accordingly, each stockholder should consult his or her tax adviser to determine the particular tax consequences to him or her of a reverse split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Generally, a reverse split will not result in the recognition of gain or loss for federal income tax purposes (except to the extent of cash received in lieu of fractional shares). The adjusted basis of the new shares of common stock (including the fractional share for which cash is received) will be the same as the adjusted basis of the common stock exchanged for such new shares.

The holding period of the new, post-reverse split shares of the common stock resulting from implementation of the reverse split will include the stockholder’s respective holding periods for the pre-reverse split shares. A stockholder who receives cash in lieu of a fractional share of new common stock generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the stockholder’s aggregate adjusted tax basis in the shares of old common stock allocated to the fractional share. If the shares of old common stock allocated to the fractional shares were held by the stockholder as capital assets, the gain or loss resulting from the payment of cash in lieu of the issuance of a fractional share will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year.

Effectiveness of Amendment

The Certificate of Amendment of the Certificate of Incorporation effecting a reverse split within the ratios discussed above will be in substantially the form attached to this Information Statement as Appendix B and will become effective upon the acceptance for record of the Certificate of Amendment of our Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, which will occur no earlier than 20 calendar days after this Information Statement has first been sent to the Company’s stockholders.

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Beneficial Ownership

The following table sets forth, as of March 1, 2015, the total number of Shares owned beneficially by (i) each executive officer of the Company named in the Summary Compensation Table included elsewhere in this Proxy Statement (our “Named Executive Officers”), (ii) each current director and each nominee for election as a director and (iii) all directors and executive officers (not just our Named Executive Officers) of the Company as a group and (iv) the present owners of 5% or more of the Shares outstanding. For purposes of calculating beneficial ownership, the applicable percentage of ownership is based upon 66,889,600 Shares outstanding as of March 1, 2015. Shares issuable pursuant to options or warrants exercisable within 60 days after March 1, 2015 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of ownership for any other person. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to Shares. Unless otherwise indicated in the footnotes to this table, beneficial ownership of Shares represents sole voting and investment power with respect to those Shares.

Name and Address (1)	Title of Class	Amount and nature of beneficial ownership	Percentage of class
Directors, Nominees and Named Executive Officers
Joel Ackerman (2)	Common Stock	6,876,648	9.4
Arthur G. Epker, III (3)	Common Stock	11,241,666	16.5
James McGorry (4)	Common Stock	545,666	*
Daniel Mendelson (5)	Common Stock	241,666	*
David Miller (6)	Common Stock	75,000	*
Ronnie Morris, M.D. (7)	Common Stock	6,876,648	9.4
Abba David Poliakoff (8)	Common Stock	848,666	1.3
David Sidransky, M.D. (9)	Common Stock	11,830,000	17.4
Scott R. Tobin (10)	Common Stock	17,861,040	26
All directors and executive officers as a group (9 persons) (11)	Common Stock	56,397,000	66.8
5% Owners (not included above)
Battery Partners IX, LLC (12)	Common Stock	17,551,040	25.7
Battery Ventures IX, L.P. (13)	Common Stock	17,377,285	25.4
PAR Capital Management Inc. (14)	Common Stock	11,000,000	16.2
PAR Group, L.P. (15)	Common Stock	11,000,000	16.2
PAR Investment Partners, L.P. (16)	Common Stock	11,000,000	16.2

* Less than one percent.

(1)	Unless otherwise specified below, the business address of each of the above persons is: c/o Champions Oncology, Inc., One University Place, Suite 307, Hackensack, NJ 07601.
(2)	Includes 6,015,000 Shares issuable upon the exercise of options and warrants have vested or will vest within 60 days of March 1, 2015.
(3)	Includes 241,666 Shares issuable upon the exercise of options that have vested or will vest within 60 days of March 1, 2015. Also consists of 10,000,000 Shares outstanding and 1,000,000 Shares issuable upon exercise of a warrant that has vested held by PAR Investment Partners, L.P. (“PIP”). PAR Group, L.P. (“PAR Group”) is the general partner of PIP and PAR Capital Management, Inc. (“PCM”) is the general partner of PAR Group. Mr. Epker is the Vice President of PCM and through this position has been delegated voting power, including the power to vote and direct the voting, over these securities except to the extent of his pecuniary interests therein, if any, as a result of his direct or indirect ownership interests in PIP and a contingent right on the part of PAR Group to receive a performance-based incentive allocation from PIP. This information is derived from a Schedule 13D/A filed by PIP on March 19, 2013.

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(4)	Consists of 545,666 Shares issuable upon exercise of options that have vested or will vest within 60 days of the March 1, 2015.
(5)	Consists of 100,000 Shares held by a revocable living trust of which Mr. Mendelson is the lifetime beneficiary and co-trustee and 191,666 Shares issuable upon the exercise of options that have vested or will vest within 60 days of the March 1, 2015.
(6)	Consists of 75,000 Shares issuable upon the exercise of options that have vested.
(7)	Includes 6,015,000 Shares issuable upon the exercise of options and warrants that have vested or will vest within 60 days of March 1, 2015 and 100,000 Shares held by a partnership in which Dr. Morris is a partner.
(8)	Includes 410,000 Shares issuable upon the exercise of options that have vested or will vest within 60 days of March 1, 2015.
(9)	Includes 1,130,000 Shares issuable upon the exercise of options that have vested or will vest within 60 days of March 1, 2015.
(10)	Includes 310,000 Shares issuable upon the exercise of options that have vested or will vest within 60 days of March 1, 2015. Also consists of 15,872,333 Shares held by Battery Ventures IX, L.P. (“BVIX”) and 158,707 Shares held by Battery Investment Partners IX, LLC (“BIPIX”). Also includes 1,504,952 Shares which BVIX has the right to acquire through the exercise of a warrant, and 15,048 Shares which BIPIX has the right to acquire through the exercise of a warrant. BVIX and BIPIX are under common control, as Battery Partners IX, LLC (“BPIX”) is the sole general partner of BVIX and the sole manager of BIPIX. Mr. Tobin is a member manager of BPIX. Mr. Tobin expressly disclaims beneficial ownership over all Shares held by BVIX and BIPIX, except to the extent of his indirect pecuniary interest therein. The Company has agreed that it will not approve or effect certain mergers or consolidations without the consent of BVIX. The Company has also granted certain registration rights to certain Shares and Shares issuable upon of warrants held by BVIX and BIPIX. This information is derived from a Schedule 13D/A filed by BVIX, BIPIX and BPIX filed on January 30, 2013.

(11)	Includes 17,503,998 Shares issuable upon the exercise of options and warrants that have vested or will vest within 60 days of the March 1, 2015.

(12)	Consists of 15,872,333 Shares held by BVIX and 158,707 Shares held by BIPIX. Also includes 1,504,952 Shares which BVIX has the right to acquire through the exercise of a warrant, and 15,048 Shares which BIPIX has the right to acquire through the exercise of a warrant. BVIX and BIPIX are under common control, as Battery Partners IX, LLC (“BPIX”) is the sole general partner of BVIX and the sole manager of BIPIX. Mr. Tobin, Thomas J. Crotty, Richard D. Frisbie, Kenneth P. Lawler, R. David Tabors, Roger H. Lee, Neeraj Agrawal, Michael M. Brown, Jesse Feldman and Brian O’Malley are each a member manager of BPIX and therefore may be deemed to beneficially own and have Shared voting and dispositive control over the Shares beneficially owned by BVIX and BIPIX. Mr. Tobin, Mr. Crotty, Mr. Frisbie, Mr. Lawler, Mr. Tabors, Mr. Lee, Mr. Agrawal, Mr. Brown, Mr. Feldman and Mr. O’Malley each expressly disclaims beneficial ownership over all Shares held by BVIX and BIPIX except to the extent of their indirect pecuniary interest therein. The Company has agreed that it will not approve or effect certain mergers or consolidations without the consent of BVIX. The Company has also granted certain registration rights to certain Shares and Shares issuable upon of warrants held by BVIX and BIPIX. The business address of BVIX, BIPIX and BPIX is c/o Battery Ventures, 930 Winter Street, Suite 2500, Waltham, MA 02451. This information is derived from a Schedule 13D/A filed by BVIX, BIPIX and BPIX filed on January 30, 2013.

(13)	Includes 1,504,952 Shares which BVIX has the right to acquire through the exercise of a warrant. The Company has agreed that it will not approve or effect certain mergers or consolidations without the consent of BVIX. The Company has also granted certain registration rights to certain Shares and Shares issuable upon of warrants held by BVIX. The business address of BVIX is c/o Battery Ventures, 930 Winter Street, Suite 2500, Waltham, MA 02451. This information is derived from a Schedule 13D/A filed by BVIX, BIPIX and BPIX filed on January 30, 2013.

(14)	Includes 1,000,000 Shares issuable upon exercise of a warrant that has vested, held by PIP. PAR Group is the general partner of PIP and PCM is the general partner of PAR Group. The business address of PCM is c/o PAR Investment Partners, One International Place, Suite 2401, Boston, MA 02110. This information is derived from a Schedule 13D filed by PIP, PAR Group and PCM on March 19, 2013.

(15)	Includes 1,000,000 Shares issuable upon exercise of a warrant that has vested, held by PIP. PAR Group is the general partner of PIP. The business address of PAR Group is c/o PAR Investment Partners, One International Place, Suite 2401, Boston, MA 02110. This information is derived from a Schedule 13D filed by PIP, PAR Group and PCM on March 19, 2013.

(16)	Includes 1,000,000 Shares issuable upon exercise of a warrant that has vested. The business address of PIP is c/o PAR Investment Partners, One International Place, Suite 2401, Boston, MA 02110. This information is derived from a Schedule 13D filed by PIP, PAR Group and PCM on March 19, 2013.

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INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No person who has been a director or officer of the Company at any time since the beginning of the last fiscal year, nominee for election as a director of the Company, nor associates of the foregoing persons have any substantial interest, direct or indirect, in proposed amendment to the Company’s certificate of incorporation which differs from that of other stockholders of the Company.

DISSENTER’S RIGHT OF APPRAISAL

The Delaware General Corporation Law does not provide for dissenter’s rights of appraisal, and the Company will not independently provide our shareholders with any such rights, in connection with the increase to the number of our authorized Shares or a reverse split.

AVAILABLE INFORMATION

Please read all the sections of this Information Statement carefully. The Company is subject to the reporting and informational requirements of the Exchange Act and in accordance therewith, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed by the Company with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Copies of this material also may be obtained from the SEC at prescribed rates. Copies of our Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, are available free of charge on our website, www.championsbiotechnology.com, as soon as they are filed with the SEC through a link to the SEC’s EDGAR reporting system. Simply select the “Investor Relations” menu item, then click on the “For SEC Filings” link. The SEC’s EDGAR reporting system can also be accessed directly at www.sec.gov.

By Order of the Board of Directors,

/s/ Joel Ackerman
Joel Ackerman
Chief Executive Officer and Director

Hackensack, NJ

March 13, 2015

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Appendix A

Form of Amendment to Amended and Restated Certificate of Incorporation

1.	Article Fourth of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FOURTH The total number of shares of common stock which the Corporation is authorized to issue is 200,000,000, at a par value of $0.001 per share (“Common Stock”).

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Appendix B

Form of Amendment to Amended and Restated Certificate of Incorporation

1.	Article Fourth of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“FOURTH The total number of shares of common stock which the Corporation is authorized to issue is 200,000,000, at a par value of $0.001 per share (“Common Stock”).

Each [number] shares of Common Stock outstanding as of 5:00 p.m. eastern time on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware shall be converted and reclassified into one (1) share of Common Stock. No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the average closing sale price of shares of common stock for the 10 trading days immediately prior to the Effective Date or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days, in each case as officially reported by the Over-The-Counter Bulletin Board, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

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